Exhibit 99.1

NEWS RELEASE: Oct. 27, 2005	Contact:	Heather Beshears Vice President, Corporate Communications InPlay Technologies, Inc. Tel: 480.586.3357 Heather@InPlayTechnologies.com
InPlay Technologies and Delphi Corp. Agree Upon Order Related to the Cancellation of
Delphi’s License Agreement
PHOENIX, Ariz. (Oct. 27, 2005) — InPlay Technologies (NASDAQ: NPLA) announced today that it has come to an agreement with Delphi Corp. related to Delphi’s request to the bankruptcy court that it be permitted to reject its exclusive license agreement with InPlay (formerly Duraswitch).
Through a mutually revised order, the companies agreed to the cancellation of Delphi’s exclusive license to utilize Duraswitch technologies in the automotive industry and non-exclusive license for other industries and granted certain protections to InPlay, including:
1)	preservation of InPlay’s right to assert any and all claims against Delphi,

2)	agreement that Delphi will not use the Duraswitch patented technology, and

3)	agreement that Delphi will not object to InPlay’s use or further license of the Duraswitch technology
Delphi has also agreed to return all materials related to the Duraswitch technology.
“Considering Delphi’s bankruptcy situation, we believe this agreement best preserves our claims and allows us to move forward with the Duraswitch technology,” said Bob Brilon, InPlay Technologies CEO. “This agreement also enables us to focus on our business operations and pursue damage claims as a creditor in the bankruptcy process.”
Duraswitch and Delphi signed the agreement in 2000, at which point Delphi paid a non-refundable payment of $4 million and committed $12 million minimum royalties to Duraswitch through 2007 for exclusive rights to use Duraswitch technologies in the automotive industry. To date, Delphi has paid $3 million of that commitment to InPlay, with an additional $3 million due in July 2006 and $6 million in July 2007. As part of its bankruptcy filing, Delphi filed a motion requesting that this agreement be rejected, thereby allowing Delphi to avoid paying the remaining committed minimum royalty fees.
InPlay currently intends to pursue damages for cancellation of the license agreement.
About InPlay Technologies
InPlay Technologies markets and licenses proprietary emerging technologies. The InPlay business model is to bring inventions to market by creating win-win relationships for the inventors and manufacturers through InPlay Technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay Technologies is focused on building on the Duraswitch foundation and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.
This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding potential damages due to InPlay as a result of the agreement to reject the exclusive license agreement. Risks and uncertainties that could cause results of operations to differ materially from those projected include the potential impact on InPlay’s business and stock as a result of the loss of the anticipated $9 million in royalties from Delphi and other uncertainties described from time to time in InPlay’s documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004. These forward-looking statements represent InPlay’s beliefs as of the date of the press release and InPlay disclaims any intent or obligation to update these forward-looking statements.
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